Exhibit 99.1

CB&I Reports First Quarter 2010 Results

THE WOODLANDS, Texas--(BUSINESS WIRE)--April 27, 2010--CB&I (NYSE:CBI) today reported net income of $42.2 million, or $0.42 per diluted share, for the first quarter of 2010. Revenue for the quarter was $869.3 million. New awards totaled $560.2 million for the quarter, representing a diverse portfolio in terms of size, project type and location. As of March 31, CB&I’s total backlog was $6.9 billion and cash and cash equivalents totaled $336.8 million.

“We are pleased with first quarter results, particularly with our backlog performance, project mix, and strong margins,” said Philip K. Asherman, President and CEO. “Beyond our financials, we are also proud to have completed several major projects during the quarter including the Shell ethylene cracker in Singapore and the South Hook LNG terminal for ExxonMobil and Qatar Petroleum. CB&I’s future success is directly tied to the satisfaction of our clients and our reputation in the market. I’d like to personally thank all of our employees for their hard work and dedication in ensuring the successful start-up of these projects.”

Earnings Conference Call

CB&I will host a webcast at 4:00 p.m. CST (5:00 p.m. EST) April 27 to discuss financial and operating results, and answer questions from investors. The webcast is available at www.CBI.com Investor Relations/Company Highlights.

About CB&I

CB&I designs, engineers and constructs some of the world’s largest energy infrastructure projects, providing a full spectrum of EPC solutions and proven process technologies. Drawing upon more than a century of experience and the expertise of approximately 16,000 employees worldwide, CB&I safely and reliably executes more than 600 projects a year through its three business sectors: CB&I Lummus builds upstream and downstream oil & gas projects, LNG liquefaction and regasification terminals, and a wide range of other energy related projects; CB&I Steel Plate Structures designs, fabricates and constructs storage tanks and containment vessels and their associated systems for the oil & gas, water & wastewater, mining and nuclear industries; Lummus Technology capitalizes on more than 1,500 patents and patent applications to provide process technologies, catalysts and specialty equipment for petrochemical facilities, oil refineries and gas processing plants. For more information, visit www.CBI.com. If you would like to be added to CB&I’s news release email distribution list, visit www.cbi.com/ir/news.htm.

Forward-Looking Statement

This release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases, or expressions such as “achieve”, “forecast”, “plan”, “propose”, “strategy”, “envision”, “hope”, “will”, “continue”, “potential”, “expect”, “believe”, “anticipate”, “project”, “estimate”, “predict”, “intend”, “should”, “could”, “may”, “might”, or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2009, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Three Months
	Ended March 31,
	2010	2009

Revenue	$869,324	$1,295,932

Cost of revenue	747,043	1,151,775

Gross profit	122,281	144,157
% of Revenue	14.1%	11.1%
Selling and administrative expenses	51,248	59,231
% of Revenue	5.9%	4.6%
Intangibles amortization	5,948	5,607
Other operating expense, net	73	5,902
Equity earnings	(3,509)	(6,926)

Income from operations	68,521	80,343
% of Revenue	7.9%	6.2%
Interest expense	(3,720)	(5,546)
Interest income	1,236	448

Income before taxes	66,037	75,245

Income tax expense	(21,132)	(25,180)

Net income	44,905	50,065

Less: Net income attributable to noncontrolling interests	(2,714)	(1,253)

Net income attributable to CB&I	$42,191	$48,812

Net income attributable to CB&I per share:
Basic	$0.43	$0.52
Diluted	$0.42	$0.51

Weighted average shares outstanding:
Basic	98,728	94,769
Diluted	100,952	95,148

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES SEGMENT INFORMATION (in thousands)

	Three Months Ended
	March 31,		March 31,
	2010		2009

		% of		% of
NEW AWARDS*		Total		Total
CB&I Steel Plate Structures	$187,430	33%	$321,275	53%
CB&I Lummus	273,710	49%	229,157	37%
Lummus Technology	99,100	18%	60,384	10%
Total	$560,240		$610,816

		% of		% of
REVENUE		Total		Total
CB&I Steel Plate Structures	$334,908	38%	$420,239	33%
CB&I Lummus	466,102	54%	795,433	61%
Lummus Technology	68,314	8%	80,260	6%
Total	$869,324		$1,295,932

		% of		% of
INCOME FROM OPERATIONS		Revenue		Revenue
CB&I Steel Plate Structures	$32,093	9.6%	$28,425	6.8%
CB&I Lummus	19,288	4.1%	34,422	4.3%
Lummus Technology	17,140	25.1%	17,496	21.8%
Total	$68,521	7.9%	$80,343	6.2%

* New awards represents the value of new project commitments received by the company during a given period.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31,	December 31,
	2010	2009
ASSETS

Current assets	$1,127,477	$1,195,578
Equity investments	131,813	132,258
Property and equipment, net	306,241	316,112
Goodwill and other intangibles, net	1,152,672	1,179,600
Other non-current assets	193,194	193,219

Total assets	$2,911,397	$3,016,767

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable	$666	$709
Current maturity of long-term debt	40,000	40,000
Other current liabilities	1,506,195	1,639,166
Long-term debt	80,000	80,000
Other non-current liabilities	343,156	359,602

Shareholders' equity	941,380	897,290

Total liabilities and shareholders' equity	$2,911,397	$3,016,767

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL DATA (in thousands)

	Three Months
	Ended March 31,
	2010	2009
CASH FLOWS

Cash flows from operating activities	$16,846	$(43,834)
Cash flows from investing activities	(2,970)	(16,646)
Cash flows from financing activities	(3,121)	63,968

Increase in cash and cash equivalents	10,755	3,488
Cash and cash equivalents, beginning of the year	326,000	88,221
Cash and cash equivalents, end of the period	$336,755	$91,709

OTHER FINANCIAL DATA

Decrease in receivables, net	$44,956	$67,248
Change in contracts in progress, net	9,408	(162,105)
Decrease (increase) in non-current contract retentions	4,592	(384)
Decrease in accounts payable	(92,949)	(24,575)
Change in contract capital	$(33,993)	$(119,816)

Depreciation and amortization expense	$19,721	$19,663
Capital expenditures	$4,478	$17,237

Backlog *	$6,925,560	$4,895,786

*	Backlog includes the value of new award commitments until work is performed and revenue is recognized or until cancellation.
Backlog may also fluctuate with currency movements.

CONTACT:
CB&I
Jan Sieving, +1-832-513-1111 (Media)
Mark Coscio, +1-832-513-1200 (Investors)